CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-217580 on Form N-2 of our report dated January 24, 2018, relating to the financial statements and financial highlights of First Trust Energy Income and Growth Fund, appearing in the Annual Report on Form N-CSR of First Trust Energy Income and Growth Fund as of and for the year ended November 30, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 1, 2018